NEWS RELEASE

February 13, 2017

Noble Midstream Partners Announces 2017 Capital Budget and Guidance
Affirms Annual 20% Distribution per Unit Organic Growth Target through 2020
Houston - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced its 2017 capital budget and provided 2017 guidance and a long-term outlook.

2017 Guidance Highlights include:

•	Capital budget of $270 - $300 million, or $155 - $ 175 million attributable to the Partnership

•	Oil and Gas gathering volumes of 72 - 80 thousand barrels of oil equivalent per day (MBoe/d)

•	Produced Water gathering volumes of 17 - 24 thousand barrels of water per day (MBw/d)

•	Fresh Water delivery volumes of 90 - 160 MBw/d

•	Net Income of $134 - $145 million

•	EBITDA[1] of $145 - $160 million, or $108 - $120 million attributable to the Partnership

•	2017 distribution per unit (“DPU”) growth of 20%

•	Distributable Cash Flow (“DCF”)[1] coverage of 1.7x - 1.9x

Long-Term Outlook Highlights include:

•	20% DPU annual growth target through 2020 excluding drop downs

•	DCF[1] coverage exceeding 1.3x in all years

"Entering 2017, we are extremely focused on delivering our key development projects, which will position us for significant, sustainable growth through 2020. Our capital budget will expand our presence in both the DJ and Delaware Basins and is well aligned with the objectives of Noble Energy and our third party customer," stated Terry R. Gerhart, Chief Executive Officer of Noble Midstream.

"We continue to believe a 20% DPU growth target, coupled with a very strong balance sheet is the right financial strategy in today's market. Our disciplined approach provides the greatest opportunity for long-term, sustainable growth through 2020 and beyond."

Noble Midstream refers to certain results as “attributable to the Partnership,” which excludes the non-controlling interests in the development companies (“DevCos”) retained by Noble Midstream’s sponsor, Noble Energy, Inc. (“Noble Energy”). We believe the results “attributable to the Partnership” provide the best representation of the ongoing operations from which our unitholders will benefit. Unless otherwise noted herein, all reference to historical results reflect the results of our predecessor for accounting purposes, for periods prior to the closing of the initial public offering (“IPO”) on September 20, 2016, as well as the results of our Partnership for the period subsequent to the closing of the IPO.

2017 Capital Budget
Excluding acquisition capital, Noble Midstream’s 2017 capital budget is $270 - $300 million, or $155 - $175 million attributable to the Partnership, primarily on growth projects in the DJ Basin and the Delaware Basin.

Delaware Basin
Blanco River DevCo (NBLX ownership: 25%)
Approximately 25% of Noble Midstream’s gross capital is expected to be deployed in the Blanco River DevCo building backbone infrastructure for oil and produced water gathering services to support Noble Energy’s current three rig program. The Partnership has begun construction on its first Central Gathering Facility (“CGF”), which is expected to be online in the second quarter 2017. A second CGF will be constructed in 2017 and is expected to be online in the fourth quarter 2017.

Trinity River DevCo (NBLX ownership: 100%)
The Trinity River DevCo is a newly formed DevCo, which will hold the Partnership’s interest in the Advantage
Pipeline joint venture. Following the Advantage Pipeline acquisition, approximately 6% of Noble Midstream’s gross capital budget is expected to be spent constructing a 15-mile pipeline to connect Noble Energy’s acreage to the Advantage Pipeline. The connection is expected to be complete in the second quarter 2017 and will allow for crude oil deliveries to the Advantage Pipeline from the Partnership’s first CGF.

DJ Basin
Laramie River DevCo (NBLX ownership: 100%)
Approximately 30% of the Partnership’s gross capital budget is expected to be allocated to the Laramie River DevCo to build backbone infrastructure for crude oil gathering, produced water gathering, and fresh water delivery services to support a third party’s development program in the DJ Basin. Infrastructure includes a 35-mile, 60 thousand barrel per day (MBbl/d) crude oil transmission line in the heart of the DJ Basin with connections to multiple downstream takeaway outlets. The oil and produced water gathering systems are expected to be operational in the third quarter 2017.

Green River DevCo (NBLX ownership: 25%)
Noble Midstream plans to spend an estimated 27% of its gross capital budget in the Green River DevCo to build out the backbone infrastructure in Noble Energy’s Mustang integrated development plan (“IDP”). The Partnership will provide crude oil, gas, and produced water gathering, as well as fresh water delivery services in the Mustang IDP. Noble Midstream’s first CGF in Mustang is expected to startup by year end and will support Noble Energy’s 2017 rig addition in the basin.

Colorado River DevCo (NBLX ownership: 80%)
The Partnership plans to continue expanding its Colorado River DevCo, spending an estimated 12% of its capital budget on highly efficient capital projects in the Wells Ranch and East Pony IDPs. Noble Midstream anticipates constructing approximately 26 miles of gathering lines to support Noble Energy’s ongoing two rig development program in these areas. The Colorado River DevCo consists of crude oil gathering for Noble Energy’s Wells Ranch and East Pony DJ Basin IDPs, and gas gathering and produced water gathering in the Wells Ranch IDP.

Full Year 2017 Guidance
Full year 2017 volumes are anticipated to grow significantly in the second half of 2017 as multiple new projects are expected to be placed in service. Oil and gas gathering volumes are anticipated to average 72 to 80 MBoe/d in 2017, which represents a 16% to 29% increase over 2016. Produced water gathering volumes are anticipated to grow 60% to 126% to an average of 17 to 24 MBw/d.

The Partnership anticipates delivering an average of 150 to 200 thousand barrels of fresh water per equivalent well to Noble Energy, with an equivalent well representing a horizontal well normalized to a 4,500’ lateral length. Total fresh water delivery volumes are anticipated to be 90 to 160 MBw/d.

Also contributing to volume growth is an increase in equivalent wells connected, as 250 to 325 equivalent wells are anticipated to be connected in 2017 as compared to 145 in 2016.

Noble Midstream anticipates 2017 net income of between $134 million and $145 million and EBITDA1 of between $145 million and $160 million, or $108 million to $120 million attributable to the Partnership. The Partnership estimates DCF1 to range between $93 million and $105 million, resulting in DCF1 coverage of 1.7x to 1.9x, with a 20% DPU annual growth forecasted.

Additional average daily volume guidance, including guidance by DevCo and by product, is included in the presentation materials for the Partnership’s conference call to be held on Tuesday, February 14, 2017, which will be accessible on the ‘Investors’ page on the Partnership’s website at www.nblmidstream.com.  For additional information, see “Conference Call and Supplemental Information” below. First quarter 2017 guidance information is also included in the presentation materials.

Long-Term Outlook
The Partnership anticipates organic DPU growth of 20% annually through 2020 excluding drop downs from Noble energy of its retained DevCo interests or wholly owned midstream assets. Additionally, while maintaining DCF1 is expected to exceed 1.3x in all years through the same period.

2017 Guidance Table

	Year Ended December 31,
	2016	2017 (Est.)	% Change
Gross Volumes
Oil Gathered (MBbl/d)	45	52 - 59	15% - 30%
Gas Gathered (BBtu/d)	132	154 - 165	17% - 25%
Oil and Gas Gathered (MBoe/d)	62	72 - 80	16% - 29%

Produced Water Gathered (MBw/d)	11	17 - 24	60% - 126%
Fresh Water Delivered (MBw/d)	94	90 - 160	(4)% - 70%

Financial Information - Gross (in millions)
Net Income[2]	$86	$ 134 - 145	57% - 70%
EBITDA[1]	$126	$ 145 - 160	15% - 27%

Financial Information - Attributable to the Partnership (in millions)
EBITDA[1]	n/a4	$ 108 - 120	—
Distributable Cash Flow[1]	n/a4	$ 93 - 105	—
Distribution Coverage Ratio[1,3]	n/a4	1.7x - 1.9x	—

Other Information
Equivalent Wells Connected	145	250 - 325	72% - 124%

(1)
EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”) measures. For definitions and reconciliations of these non-GAAP measures, see the “Non-GAAP Financial Measures” in the Appendix hereto.

(2)
Subsequent to our IPO, we are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Net Income for 2016 includes approximately $28 million of income taxes attributable to the period prior to our IPO.

(3)	2017 estimates includes a forecasted 20% DPU annual growth.

(4)	Our IPO occurred on September 20, 2016. As such, full year information attributable to the Partnership is not available.

Conference Call and Supplemental Information
Noble Midstream will host a webcast and conference call on Tuesday, February 14, 2017, at 1:00 p.m., Central Time, to discuss fourth quarter and year end results, 2017 guidance, and the previously announced joint venture with Plains All American Pipeline, L.P. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 9134791. The live audio webcast and a replay will be accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Presentation materials are available at the same location on the Partnership’s website.

About Noble Midstream Partners LP
Noble Midstream is a growth-oriented Delaware master limited partnership formed by Noble Energy, to own, operate, develop and acquire a wide range of domestic midstream infrastructure assets. We currently provide crude oil, natural gas, and water-related midstream services for Noble Energy in the DJ Basin in Colorado. Our areas of focus are in the DJ Basin and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, Noble Energy’s ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business that are discussed in its registration statement on Form S-1 and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

Contact:
Chris Hickman
VP, Investor Relations
(281) 943-1622
chris.hickman@nblmidstream.com

Appendix
Non-GAAP Financial Measures

This news release includes EBITDA, Distributable Cash Flow and DCF Coverage, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable GAAP measure.
We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We define Distributable Cash Flow as EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We calculate our Distributable Cash Flow (DCF) coverage ratio as Distributable Cash Flow for a given quarter divided by the aggregate amount of distributions declared in respect of such quarter. The DCF coverage ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of EBITDA and Distributable Cash Flow provide information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.
EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow as presented herein may not be comparable to similarly titled measures of other companies.
EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

	Year Ended December 31,
	2016	2017 (Est.)
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income and Comprehensive Income (GAAP)	$86	$ 134 - 145
Add:
Depreciation and Amortization	9	10 - 14
Interest Expense, Net of Amount Capitalized	3	1
Income Tax Provision (Benefit)	28	—
EBITDA (Non-GAAP)	126	$ 145 - 160
EBITDA Attributable to Noncontrolling Interests		37 - 40
EBITDA Attributable to the Partnership		$ 108 - 120
Less:
Maintenance Capital Expenditures and Cash Interest Paid		15
Distributable Cash Flow		$ 93 - 105
DCF Coverage		1.7x - 1.9x